 Exhibit 4.2

ACKNOWLEDGEMENT OF

FORFEITURE OF SHARES AND WARRANTS

May 21, 2013

Reference is hereby made to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Blue Wolf Mongolia Holdings Corp., a British Virgin Islands business company (the “Company”), Blue Wolf Acquisition Sub, Inc, a Nevada corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Li3 Energy, Inc., a Nevada corporation (“Li3”) (as amended, the “Merger Agreement”).

In order to induce Li3 to enter into the Merger Agreement and in consideration of the mutual covenants and agreements contained herein and in the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby acknowledges and agrees as follows:

1.          Capitalized terms used and not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

2.          At the Effective Time, One Million Six Hundred Ten Thousand (1,610,000) Ordinary Shares (the “Forfeiture Shares”) issued to Blue Wolf MHC Ltd. (the “Sponsor”) shall be canceled without any further consideration. The remaining Four Hundred Two Thousand Five Hundred (402,500) Ordinary Shares owned by the Sponsor subsequent to the Closing shall not be subject to any forfeiture provisions currently in effect.

3.          On or prior to the Closing, the Company and the Sponsor shall, subject only to paragraph 6 hereof, irrevocably direct Continental Stock Transfer & Trust Company to cancel the Forfeiture Shares effective as of the Effective Time.

4.          At the Effective Time, warrants to purchase Three Million Three Hundred Thirty Three Thousand and Three Hundred Thirty Three (3,333,333) Ordinary Shares (the “Forfeiture Warrants”) issued to the Sponsor shall be canceled without any further consideration. The Sponsor will retain warrants to purchase Eight Hundred Thirty Three Thousand and Three Hundred Thirty Four (833,334) Ordinary Shares.

5.          On or prior to the Closing, the Company and the Sponsor shall, subject only to paragraph 6 hereof, irrevocably direct Continental Stock Transfer & Trust Company to cancel the Forfeiture Warrants effective as of the Effective Time.

6.          Solely in the event the Closing is not consummated, this Acknowledgement of Forfeiture of Shares and Warrants shall be void and of no further force and effect, and the Forfeiture Shares and the Forfeiture Warrants issued shall not be canceled, and the Company and the Sponsor shall direct Continental Stock Transfer & Trust Company to that effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Acknowledgement as of the date first written above.

BLUE WOLF MHC LTD.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: Director

Acknowledged and agreed:

BLUE WOLF MONGOLIA HOLDINGS CORP.

By:	/s/ Lee Kraus
Name: Lee Kraus
Title: Chairman and Chief Executive Officer